Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

InfoSonics Corporation

Maryland

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 14, 2017, relating to the financial statements of Oneclick Argentino S.R.L., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Oneclick Argentino S.R.L.’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Becher y Asociados S.R.L.

Becher y Asociados S.R.L.

Rosario (Province of Santa Fe), Argentina

Miguel Marcelo Canetti, Partner

February 9, 2018